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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
of PAREXEL International Corporation:

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement of PAREXEL International Corporation (Form S-3) for the registration of 238,095 shares of its common stock and to the incorporation by reference therein of our report dated August 15, 2002, with respect to the consolidated financial statements and schedule of PAREXEL International Corporation as of and for the year ended June 30, 2002 included in its Annual Report (Form 10-K) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP


Boston, Massachusetts
February 26, 2003